SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT 1934*



                              Essential Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    03061D200
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed

     |_|  Rule 13d-1(b)

     |_|  Rule 13d-1(c)

     |X|  Rule 13d-1(d)


--------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No. 03061D200
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Galen Partners III, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
 NUMBER OF           5    SOLE VOTING POWER
  SHARES                       1,598,874 (see Item 4)
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY           6    SHARED VOTING POWER
    EACH                       -0-
 REPORTING      ----------------------------------------------------------------
PERSON WITH          7    SOLE DISPOSITIVE POWER
                               1,598,874 (see Item 4)
                ----------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,598,874
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                          |_|
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     26.9%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------
CUSIP No. 03061D200
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Galen Partners International III, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
 NUMBER OF           5    SOLE VOTING POWER
  SHARES                       144,723 (see Item 4)
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY           6    SHARED VOTING POWER
    EACH                       -0-
 REPORTING      ----------------------------------------------------------------
PERSON WITH          7    SOLE DISPOSITIVE POWER
                               144,723 (see Item 4)
                ----------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     144,723
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                          |_|
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.4%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------
CUSIP No. 03061D200
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Galen Employee Fund III, L.P.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
 NUMBER OF           5    SOLE VOTING POWER
  SHARES                       6,547 (see Item 4)
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY           6    SHARED VOTING POWER
    EACH                       -0-
 REPORTING      ----------------------------------------------------------------
PERSON WITH          7    SOLE DISPOSITIVE POWER
                               6,547 (see Item 4)
                ----------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     6,547
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                          |_|
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.1%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------
CUSIP No. 03061D200
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Claudius, L.L.C.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
 NUMBER OF           5    SOLE VOTING POWER
  SHARES                       1,743,597 (see Item 4)
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY           6    SHARED VOTING POWER
    EACH                       -0-
 REPORTING      ----------------------------------------------------------------
PERSON WITH          7    SOLE DISPOSITIVE POWER
                               1,743,597 (see Item 4)
                ----------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,743,597
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                          |_|
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     29.3%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                     OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------
CUSIP No. 03061D200
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Wesson Enterprises, Inc.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
 NUMBER OF           5    SOLE VOTING POWER
  SHARES                       6,547 (see Item 4)
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY           6    SHARED VOTING POWER
    EACH                       -0-
 REPORTING      ----------------------------------------------------------------
PERSON WITH          7    SOLE DISPOSITIVE POWER
                               6,547 (see Item 4)
                ----------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     6,547
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                          |_|
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.1%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                     CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------
CUSIP No. 03061D200
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Galen Associates
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
 NUMBER OF           5    SOLE VOTING POWER
  SHARES                       70,281 (see Item 4)
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY           6    SHARED VOTING POWER
    EACH                       -0-
 REPORTING      ----------------------------------------------------------------
PERSON WITH          7    SOLE DISPOSITIVE POWER
                               70,281 (see Item 4)
                ----------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     70,281
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                          |_|
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.2%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                     PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------
CUSIP No. 03061D200
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Galen Advisors L.L.C.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
 NUMBER OF           5    SOLE VOTING POWER
  SHARES                       47,000 (see Item 4)
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY           6    SHARED VOTING POWER
    EACH                       -0-
 REPORTING      ----------------------------------------------------------------
PERSON WITH          7    SOLE DISPOSITIVE POWER
                               47,000 (see Item 4)
                ----------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     47,000
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                          |_|
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.8%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                     OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------
CUSIP No. 03061D200
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Galen Investment Advisory Group L.L.C.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
 NUMBER OF           5    SOLE VOTING POWER
  SHARES                       12,000 (see Item 4)
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY           6    SHARED VOTING POWER
    EACH                       -0-
 REPORTING      ----------------------------------------------------------------
PERSON WITH          7    SOLE DISPOSITIVE POWER
                               12,000 (see Item 4)
                ----------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                               -0-
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     12,000
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                          |_|
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.2%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                     OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------
CUSIP No. 03061D200
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               William R. Grant
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.
--------------------------------------------------------------------------------
 NUMBER OF           5    SOLE VOTING POWER
  SHARES                       -0-
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY           6    SHARED VOTING POWER
    EACH                       1,872,878 (see Item 4)
 REPORTING      ----------------------------------------------------------------
PERSON WITH          7    SOLE DISPOSITIVE POWER
                               -0-
                ----------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                               1,872,878 (see Item 4)
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,872,878
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                          |_|
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     31.5%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------
CUSIP No. 03061D200
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               L. John Wilkerson
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.
--------------------------------------------------------------------------------
 NUMBER OF           5    SOLE VOTING POWER
  SHARES                       -0-
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY           6    SHARED VOTING POWER
    EACH                       1,872,878 (see Item 4)
 REPORTING      ----------------------------------------------------------------
PERSON WITH          7    SOLE DISPOSITIVE POWER
                               -0-
                ----------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                               1,872,878 (see Item 4)
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,872,878
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                          |_|
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     31.5%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------
CUSIP No. 03061D200
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Bruce F. Wesson
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.
--------------------------------------------------------------------------------
 NUMBER OF           5    SOLE VOTING POWER
  SHARES                       6,547 (see Item 4)
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY           6    SHARED VOTING POWER
    EACH                       1,872,878 (see Item 4)
 REPORTING      ----------------------------------------------------------------
PERSON WITH          7    SOLE DISPOSITIVE POWER
                               6,547 (see Item 4)
                ----------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                               1,872,878 (see Item 4)
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,879,425
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                          |_|
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     31.6%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------
CUSIP No. 03061D200
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               David Jahns
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.
--------------------------------------------------------------------------------
 NUMBER OF           5    SOLE VOTING POWER
  SHARES                       -0-
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY           6    SHARED VOTING POWER
    EACH                       1,825,878 (see Item 4)
 REPORTING      ----------------------------------------------------------------
PERSON WITH          7    SOLE DISPOSITIVE POWER
                               -0-
                ----------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                               1,825,878 (see Item 4)
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,825,878
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                          |_|
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     30.7%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------
CUSIP No. 03061D200
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Zubeen Shroff
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.
--------------------------------------------------------------------------------
 NUMBER OF           5    SOLE VOTING POWER
  SHARES                       -0-
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY           6    SHARED VOTING POWER
    EACH                       1,825,878 (see Item 4)
 REPORTING      ----------------------------------------------------------------
PERSON WITH          7    SOLE DISPOSITIVE POWER
                               -0-
                ----------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                               1,825,878 (see Item 4)
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,825,878
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                          |_|
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     30.7%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------
CUSIP No. 03061D200
--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Srini Conjeevaram
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) |_|
                                                                     (b) |X|
--------------------------------------------------------------------------------
     3    SEC USE ONLY

--------------------------------------------------------------------------------
     4    CITIZENSHIP OR PLACE OF ORGANIZATION

               India
--------------------------------------------------------------------------------
 NUMBER OF           5    SOLE VOTING POWER
  SHARES                       -0-
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY           6    SHARED VOTING POWER
    EACH                       1,825,878 (see Item 4)
 REPORTING      ----------------------------------------------------------------
PERSON WITH          7    SOLE DISPOSITIVE POWER
                               -0-
                ----------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                               1,825,878 (see Item 4)
--------------------------------------------------------------------------------
       9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,825,878
--------------------------------------------------------------------------------
      10        CHECK BOX IF THE AGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                          |_|
--------------------------------------------------------------------------------
      11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     30.7%
--------------------------------------------------------------------------------
      12        TYPE OF REPORTING PERSON*

                     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G

ITEM 1(A).          NAME OF ISSUER:
                    --------------

                    Essential Group, Inc.

ITEM 1(B).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                    -----------------------------------------------

                    1325 Tri-State Parkway, Suite 300
                    Gurnee, Illinois  60031

ITEM 2(A), (C).     NAME OF PERSON FILING; CITIZENSHIP:
                    ----------------------------------

     This Schedule is being filed jointly by the following reporting persons (hereinafter sometimes collectively referred to as the "Reporting Persons") pursuant to an Agreement of Joint Filing attached hereto as Exhibit A:

     (i) Galen Partners III, L.P. ("Galen III"), a Delaware limited partnership.

    (ii) Galen Partners International III, L.P. ("Galen International"), a Delaware limited partnership.

   (iii) Galen Employee Fund III, L.P. ("GEF"), a Delaware limited partnership.

    (iv)  Claudius, L.L.C. ("Claudius"), a Delaware limited liability company.

     (v) Wesson Enterprises, Inc. ("Wesson Enterprises"), a Delaware corporation.

    (vi)  Galen Associates ("GA"), a Delaware general partnership.

   (vii) Galen Advisors L.L.C. ("Galen Advisors"), a Delaware limited liability company.

  (viii) Galen Investment Advisory Group L.L.C. ("Galen Investment Advisory"), a Delaware limited liability company.

    (ix)  William R. Grant ("Grant"), a citizen of the United States.

     (x)  Bruce F. Wesson ("Wesson"), a citizen of the United States.

    (xi)  David Jahns ("Jahns"), a citizen of the United States.

   (xii)  Zubeen Shroff ("Shroff"), a citizen of the United States.

  (xiii)  Srini Conjeevaram ("Conjeevaram"), a citizen of India.


ITEM 2(B).          ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                    ------------------------------------

     The address of each of the Reporting Persons for purposes of this filing, is:

                         610 Fifth Avenue, 5th Floor
                         New York, New York 10020

ITEM 2(D).          TITLE OF CLASS OF SECURITIES:
                    ----------------------------

                    Class A Common Stock

ITEM 2(E).          CUSIP NUMBER:
                    ------------

                    03061D200

ITEM 4.             OWNERSHIP.
                    ---------

     (a)  Amount Beneficially Owned:
          -------------------------

     (i) Galen III. Galen Partners III, L.P. owns of record 40,196 shares of Class A Common Stock, 649,647 shares of Series A-4 Preferred Stock, 292,714 shares of Series A-5 Preferred Stock and 616,317 shares of Series A-6 Preferred Stock.

    (ii) Galen International. Galen Partners International III, L.P. owns of record 3,639 shares of Class A Common Stock, 58,804 shares of Series A-4 Preferred Stock, 26,496 shares of Series A-5 Preferred Stock and 55,784 shares of Series A-6 Preferred Stock.

   (iii) GEF. Galen Employee Fund III, L.P. owns of record 165 shares of Class A Common Stock, 2,660 shares of Series A-4 Preferred Stock, 1,199 shares of Series A-5 Preferred Stock and 2,523 shares of Series A-6 Preferred Stock.

    (iv) GA. Galen Associates owns of record 70,281 shares of Series A-5 Preferred Stock.

     (v) Galen Advisors. Galen Advisors L.L.C. owns of record 47,000 warrants to purchase shares of Class A Common Stock.

    (vi) Galen Investment Advisory. Galen Investment Advisory Group L.L.C. owns of record 12,000 warrants to purchase shares of Class A Common Stock.

     Claudius, L.L.C. is the general partner of each of Galen Partners III, L.P. and Galen Partners International III, L.P., and each of Messrs. Grant, Wilkerson, Wesson, Jahns, Shroff and Conjeevaram is a member of Claudius, L.L.C. Therefore, each of Claudius, L.L.C. and such individuals may be deemed to own beneficially the shares owned by Galen Partners III, L.P. and Galen Partners International III, L.P. Wesson Enterprises, Inc. is the general partner of Galen Employee Fund III, L.P., and Bruce F. Wesson is the President and sole director of Wesson Enterprises, Inc. Therefore, each of Wesson Enterprises, Inc. and Mr. Wesson may be deemed to own beneficially the shares owned by Galen Employee Fund III, L.P. Each of Messrs. Grant, Wilkerson, Wesson, Jahns, Shroff and Conjeevaram, through entities controlled by them, are general partners of Galen Associates. Therefore, each of such individuals may be deemed to own beneficially the shares owned by Galen Associates. Each of Messrs. Grant, Wilkerson and Wesson are members of Galen Advisors L.L.C. and, therefore, may be deemed to own beneficially the warrants to purchase shares of Class A Common Stock owned by Galen Advisors L.L.C. Each of Messrs. Grant, Wilkerson, Wesson, Jahns, Shroff and Conjeevaram are members of Galen Investment Advisory Group L.L.C. and, therefore, may be deemed to own beneficially the warrants to purchase shares of Class A Common Stock owned by Galen Investment Advisory Group L.L.C.

     (b)  Percent of Class:
          ----------------

     Based on the 4,115,367 aggregate shares of Class A Common Stock and Class B Common Stock (together, the "Common Stock") reported to be outstanding in the Form 10-Q for the quarter ending September 30, 2004 that was filed by Essential Group, Inc., the Reporting Persons may be deemed to own beneficially the following percentages of the Common Stock, computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended:

     Galen Partners III, L.P.: 26.9%
     Galen Partners International III, L.P.: 2.4%
     Galen Employee Fund III, L.P.: 0.1%
     Claudius, L.L.C.: 29.3%
     Wesson Enterprises, Inc.: 0.1%
     Galen Associates: 1.2%
     Galen Advisors L.L.C.: 0.8%
     Galen Investment Advisory Group L.L.C.: 0.2%
     William R. Grant: 31.5%
     L. John Wilkerson: 31.5%
     Bruce F. Wesson: 31.6%
     David Jahns: 30.7%
     Zubeen Shroff: 30.7%
     Srini Conjeevaram: 30.7%

     (c)  Number of Shares as to Which Each Person Has:
          --------------------------------------------

          (i)  Sole power to vote or to direct the vote:

          Galen Partners III, L.P.: 1,598,874
          Galen Partners International III, L.P.: 144,723
          Galen Employee Fund III, L.P.: 6,547
          Claudius, L.L.C.: 1,743,597
          Wesson Enterprises, Inc.: 6,547
          Galen Associates: 70,281
          Galen Advisors L.L.C.: 47,000
          Galen Investment Advisory Group L.L.C.: 12,000
          William R. Grant: 0
          L.John Wilkerson: 0
          Bruce F. Wesson: 6,547
          David Jahns: 0
          Zubeen Shroff: 0
          Srini Conjeevaram: 0

          (ii) Shared power to vote or direct the vote:

          Galen Partners III, L.P.: 0
          Galen Partners International III, L.P.: 0
          Galen Employee Fund III, L.P.: 0
          Claudius, L.L.C.: 0
          Wesson Enterprises, Inc.: 0
          Galen Associates: 0
          Galen Advisors L.L.C.: 0

          Galen Investment Advisory Group L.L.C.: 0
          William R. Grant: 1,872,878
          L. John Wilkerson: 1,872,878
          Bruce F. Wesson: 1,872,878
          David Jahns: 1,825,878
          Zubeen Shroff: 1,825,878
          Srini Conjeevaram: 1,825,878

          (iii) Sole power to dispose or to direct the disposition of:

          Galen Partners III, L.P.: 1,598,874
          Galen Partners International III, L.P.: 144,723
          Galen Employee Fund III, L.P.: 6,547
          Claudius, L.L.C.: 1,743,597
          Wesson Enterprises, Inc.: 6,547
          Galen Associates: 70,281
          Galen Advisors L.L.C.: 47,000
          Galen Investment Advisory Group L.L.C.: 12,00
          William R. Grant: 0
          L. John Wilkerson: 0
          Bruce F. Wesson: 6,547
          David Jahns: 0
          Zubeen Shroff: 0
          Srini Conjeevaram: 0

          (iv) Shared power to dispose or to direct the disposition of:

          Galen Partners III, L.P.: 0
          Galen Partners International III, L.P.: 0
          Galen Employee Fund III, L.P.: 0
          Claudius, L.L.C.: 0
          Wesson Enterprises, Inc.: 0
          Galen Associates: 0
          Galen Advisors L.L.C.: 0
          Galen Investment Advisory Group L.L.C.: 0
          William R. Grant: 1,872,878
          L. John Wilkerson: 1,872,878
          Bruce F. Wesson: 1,872,878
          David Jahns: 1,825,878
          Zubeen Shroff: 1,825,878
          Srini Conjeevaram: 1,825,878

ITEM 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                    --------------------------------------------

     Not applicable.

ITEM 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON.
                    --------------------------------------------------------

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                    ---------------------------------------------------------

     Not applicable.

ITEM 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                    ---------------------------------------------------------

     Not applicable.

ITEM 9.             NOTICE OF DISSOLUTION OF GROUP.
                    ------------------------------

     Not applicable.

ITEM 10.            CERTIFICATION.
                    -------------

     Not applicable.


                                   SIGNATURES
                                   ----------


     After reasonable inquiry and to the best of the knowledge and belief of the undersigned Reporting Persons, the undersigned Reporting Persons certify that the information set forth in this statement with respect to it, or him, as the case may be, is true, complete and correct.

Dated: February 14, 2005


GALEN PARTNERS III, L.P.
By: Claudius, L.L.C.

/s/ Bruce F. Wesson
-----------------------------
Bruce F. Wesson
Senior Managing Member

GALEN PARTNERS INTERNATIONAL III, L.P.
By: Claudius, L.L.C.

/s/ Bruce F. Wesson
-----------------------------
Bruce F. Wesson
Senior Managing Member

GALEN EMPLOYEE FUND III, L.P.
By: Wesson Enterprises, Inc.

/s/ Bruce F. Wesson
-----------------------------
Bruce F. Wesson
President

CLAUDIUS, L.L.C.

/s/ Bruce F. Wesson
-----------------------------
Bruce F. Wesson
Senior Managing Member

WESSON ENTERPRISES, INC.

/s/ Bruce F. Wesson
-----------------------------
Bruce F. Wesson
President

GALEN ASSOCIATES
By: Wesson Enterprises, Inc.

/s/ Bruce F. Wesson
-----------------------------
Bruce F. Wesson
President

GALEN ADVISORS L.L.C.

/s/ Bruce F. Wesson
-----------------------------
Bruce F. Wesson
Senior Managing Member

GALEN INVESTMENT ADVISORY GROUP L.L.C.

/s/ Bruce F. Wesson
-----------------------------
Bruce F. Wesson
Senior Managing Member


/s/ William R. Grant
-----------------------------


/s/ L. John Wilkerson
-----------------------------


/s/ Bruce F. Wesson
-----------------------------


/s/ David Jahns
-----------------------------


/s/ Zubeen Shroff
-----------------------------


/s/ Srini Conjeevaram
-----------------------------

                                    EXHIBIT A


                            AGREEMENT OF JOINT FILING
                              ESSENTIAL GROUP, INC
                              CLASS A COMMON STOCK

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13G and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

     This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

     WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 14th day of February, 2005.


GALEN PARTNERS III, L.P.
By: Claudius, L.L.C.

/s/ Bruce F. Wesson
-----------------------------
Bruce F. Wesson
Senior Managing Member

GALEN PARTNERS INTERNATIONAL III, L.P.
By: Claudius, L.L.C.

/s/ Bruce F. Wesson
-----------------------------
Bruce F. Wesson
Senior Managing Member

GALEN EMPLOYEE FUND III, L.P.
By: Wesson Enterprises, Inc.

/s/ Bruce F. Wesson
-----------------------------
Bruce F. Wesson
President

CLAUDIUS, L.L.C.

/s/ Bruce F. Wesson
-----------------------------
Bruce F. Wesson
Senior Managing Member

WESSON ENTERPRISES, INC.

/s/ Bruce F. Wesson
-----------------------------
Bruce F. Wesson
President

GALEN ASSOCIATES
By: Wesson Enterprises, Inc.

/s/ Bruce F. Wesson
-----------------------------
Bruce F. Wesson
President

GALEN ADVISORS L.L.C.

/s/ Bruce F. Wesson
-----------------------------
Bruce F. Wesson
Senior Managing Member

GALEN INVESTMENT ADVISORY GROUP L.L.C.

/s/ Bruce F. Wesson
-----------------------------
Bruce F. Wesson
Senior Managing Member


/s/ William R. Grant
-----------------------------


/s/ L. John Wilkerson
-----------------------------


/s/ Bruce F. Wesson
-----------------------------


/s/ David Jahns
-----------------------------


/s/ Zubeen Shroff
-----------------------------


/s/ Srini Conjeevaram
-----------------------------